Exhibit 4.8

Clay Brendish
c/o BT Centre
81 Newgate St
London
EC1A 7AJ	30 July 2008
Dear Clay,
I am writing to confirm that the Board has agreed to extend your appointment for three years from 1 September 2008. Your appointment will continue in all other aspects on the terms set out in your letter of appointment dated 4 July 2002 including, in particular, that either you or the Board may give the other at least three months’ written notice to terminate the appointment at any time.
Please sign the attached copy of this letter to confirm your acceptance of this extension on the above terms and return the copy to me.

Yours sincerely

/s/ Andrew J. Parker
ANDREW J. PARKER

To:	Andrew Parker Company Secretary
I accept this extension of my appointment on the above terms.

/s/ Clay Brendish	1 August 2008

Clay Brendish	Date

Andrew J Parker
Company Secretary
BT Group
BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob e-mail	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7802 773635 andrew.j.parker@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com